Issuer Free Writing Prospectus dated February 9, 2023 Filed Pursuant to Rule 433 of the Securities Act of 1993, as amended Relating to Preliminary Prospectus dated January 17 , 2023 Registration Statement No. 333 - 228498

Free Writing Prospectus Statement This free writing prospectus relates to the proposed public offering of ordinary shares (“Ordinary Shares”) of Hitek Global Inc . (“we”, “us”, or “our”) and should be read together with the Registration Statement we filed with the Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 1742341 / 000121390023003061 /ea 171560 - posama 19 _hitekglob . htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact R . F . Lafferty & Co . , Inc . , 40 Wall Street, 29 th Floor, New York, NY 10005 , or by calling 212 - 293 - 9090 , or contact Pacific Century Securities, LLC, 60 - 20 Woodside AVE STE 211 , Queens, NY 11377 , or by calling 212 - 970 - 8868 , or contact Hitek Global Inc . via email : xiaty@xmhitek . com . 2

Forward Looking Statement This presentation contains “forward - looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 , all of which are subject to risks and uncertainties . Forward - looking statements give our current expectations or forecasts of future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “vision,” “aim,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : future financial and operating results, including revenues, income, expenditures, cash balances and other financial items ; our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals ; current and future economic and political conditions ; the response of participants using ACTCS tax device or its supporting services to any difficulties encountered by companies filing VAT through these systems ; changes in the regulations of PRC government bodies and agencies relating to VAT collection procedure and ACTCS business ; our ability to provide participants in projects using our services with a secure and acceptable payment method ; our ability to continue to operate through our VIE structure ; our capital requirements and our ability to raise any additional financing which we may require ; our ability to protect our intellectual property rights and secure the right to use other intellectual property that we deem to be essential or desirable to the conduct of our business ; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business ; our ability to retain the services of Ms . Xiaoyang Huang, our Chief Executive Officer ; overall industry and market performance ; and other assumptions described in this prospectus underlying or relating to any forward - looking statements . In this presentation, we rely on and refer to information and statistics regarding the sectors in which we compete and other industry data . We obtained this information and statistics from third - party sources . We have supplemented this information where necessary with our own internal estimates, taking into account publicly available information about other industry participants and our management’s best view as to information that is not publicly available . We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors . ” We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward - looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise . 3

Offering Summary ( All terms stated herein are proposed terms ) Issuer Hitek Global Inc. Security O rdinary Shares Offering Type Initial Public Offering Proposed Listing/Symbol Nasdaq Capital Market - HKIT Ordinary Shares Offered 4,000,000 Ordinary Shares, or 4,600,000 Ordinary Shares if the over - allotment option is fully exercised by the Underwriters Ordinary Shares Outstanding Prior to Completion of th e offering 10,987,679 Ordinary Shares Ordinary Shares outstanding immediately after th e offering 13,987,679 Ordinary Shares, assuming no exercise of the underwriters’ over - allotment option. Offering Price $5.00 per Ordinary Share Gross Proceeds $ 20 million (excluding any exercise of the underwriters’ over - allotment option) Pre - offering Ordinary Shares Outstanding 10,987,679 Ordinary Shares Use of Proceeds • Research and Development • Recruit Additional Employees • Enhance Our Information Technology Systems • General Working Capital Underwriters R.F. Lafferty & Co., Inc. and Pacific Century Securities, LLC 4 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Investment Highlights 03 02 01 06 0 5 0 4 Established brand with existing government relationships First - mover advantage in a high barrier to entry industry Strong operating history and balance sheet Experienced management team with extensive technology experience Robust client base developed over 20 years Strong intellectual capital base of technology and IT talent 5 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Company Overview We are an information technology (“IT”) consulting and solutions service provider focusing on delivering services to business in various industry sectors in China. We were incorporated and h eadquartered in Xiamen, China. Our vision is to become a one - stop consulting destination for holistic IT and other business consulting services in China. • Anti - Counterfeiting Tax Control System (“ACTCS”) tax devices and S ervices • IT S ervices • H ardware S ales • S oftware S ales Our Business Services to Large Businesses Services to Small & Medium Businesses The variable interest entity, or “VIE”, Xiamen Hengda HiTek Computer Network Co., Ltd. (“HiTek”), was established on January 18, 1996. 6 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Services to Small & Medium Businesses

Anti-Counterfeiting Tax Control System ("ACTCS") Tax Devices and Services

We provide our customers with the necessary ACTCS for their value added tax ("VAT") reporting, collection and processing. Currently, we have 55,993 active users (approximately 27.8% of Xiamen's tax device service market as of September 30, 2022)[1]

✓ Authorized seller and market leader with respect to ACTCS tax device and services since 1996:

- Golden Tax Disk ("GTD") : an ACTCS device necessary for normal operation of ACTCS software.
- Printers.

✓ Authorized as one of the first ACTCS service providers in the Xiamen metropolitan area:

- Physical service center since 1996: number one ACTCS services provider for Xiamen business enterprises[1].
- Online service center since 2018: enables tens of thousands of businesses in the Xiamen metropolitan area to securely process VAT reporting and payment from their desktop virtually anytime and anywhere.

IT Service Provider since 2017

✓ Provides outsourced IT support and maintenance services for its clients including:

- periodic checks, daily repairing and maintenance service.
- technical support for client's IT facilities & IT disaster recovery.

Source: [1] Xiamen Province Taxation Bureau's statistics

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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Services to Large Businesses Software Sales: Communication Interface System (“CIS”) • CIS is our self - developed software which provides embedded system interface solutions for large businesses. • CIS is a universal embedded interface system used in petrochemical and coal businesses to collect industrial, electricity, facility pressure and temperature statistics and convert to readable format for analytical purposes. Hardware Sales (by Huasheng) • Includes laptops, printers, desktop computers and associated accessories, together with certain internet servers, cameras and monitors. • Offers competitively priced hardware by connecting and sourcing through exclusive relationships with manufacturers. • Established online support system in the beginning of 2018, further enhancing Huasheng’s customer experience. 8 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Market Opportunities Business enterprises in Xiamen metropolitan area. • 201,110 business enterprises in 2021 in Xiamen metropolitan area 1 Chinese IT Market will continue its growth. • Various factors together will provide good external environment for the rapid development of China’s software industry, including the informationization of enterprises and social production, governmental and policy support, as well as the market demand growth of multimedia market - based education, video, games and other software. • Growth rate of the IT services market in 2022 is about 10.9%, and the proportion of the IT services sector in the entire IT market will continue increasing. Chinese Computer Hardware market will continue its growth. • The desire for ultra - thin, gaming and convertible products will help to stimulate total volume sales of laptops over the forecast period. 9 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Source : 1 Xiamen city government’s official economic report issued in 2021

Senior Management Team Xiaoyang Huang , Chief Executive Officer and Director • CEO since our inception • Chief Executive Officer of HiTek, the VIE entity, since 2000 • Bachelor’s degree of Agricultural Information from Nanjing Agricultural University • One - year accounting program in Renmin University of China from 2010 to 2011 Tianyu Xia , Chief Financial Officer • CFO since August 15, 2018 • Investor Relations Manager at Recon Technology Ltd. from April 2014 to December 2015 • Investor Relations Manager at Smartisan Technology Co., Ltd. from December 2015 to October 2017 • Bachelor’s degree in Accounting with minor in Information Technology Management from Saint Louis University, John Cook School of Business in 2012 • Master’s degree in Investor Relations from Fordham University, Graduate School of Business in 2013 • Master in Business Administration from Cheung Kong Graduate School of Business in 2018 Bo Shi , Chief Technology Officer • CTO since our inception • Maintenance Engineer at Xiamen Automotive Friction and Sealing Material Co., Ltd. from July 1996 to March 1998 • General Manager of HiTek now, and has been working at Hitek since March 1998 • Bachelor’s degree in Computer Science and Application from Wuhan University of Technology (formerly known as “Wuhan Automotive University”) in July 1996 10 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Board of Directors Shenping Yin , Chairman of the Board • Chairman since our inception • CEO and a Director of Recon Technology, Ltd. (NASDAQ: RCON) since 2007 • Founder and CEO of Nanjing Recon in 2003, a Chinese company that provides services to automate and enhance the extraction of petroleum in China • Founded and operated a number of companies engaged in the IT industry including: Xiamen Hengda Haitian Computer Network Co., Ltd. (1994), Baotou Hengda Haitian Computer Network Co., Ltd. (1997) and Beijing Jingke Haitian Electronic Technology Development Co., Ltd. (1999), and Jingsu Huasheng Information Technology Co., Ltd. (2000) • Bachelor’s degree in Information Systems from Nanjing Agricultural University in 1991 Xiaoyang Huang , Chief Executive Officer and Director • CEO since our inception • Chief Executive Director and Executive Director Nominee upon the effectiveness of the registration statement of HiTek , the VIE entity, since 2000 • Bachelor’s degree of Agricultural Information from Nanjing Agricultural University • One - year accounting program in Renmin University of China from 2010 to 2011 Lawrence Venick, Independent Director • Independent director upon the effectiveness of the registration statement • Partner at Loeb & Loeb LLP since 2007 • Corporate Lawyer in Wilson Sonsini Goodrich & Rosati PC’s Palo Alto office • B.A. from the University of California at Santa Barbra and a J.D. from Loyola Law School Jianben Song , Independent Director • Independent director upon the effectiveness of the registration statement • Data Architect of Charter Communications since February 2013 • Data Architect for Bank of America, where he was responsible for designing databases, from November 2010 to January 2013 • Bachelor’s degree in Physics from Tsinghua University • Master’s degree in Biophysics from the Institute of Biophysics, Academia China • Ph.D. in Biophysics at the University of Rochester, New York • Extensive experienced in software engineering Wenhua Yang , Independent Director • Independent director upon the effectiveness of the registration statement • Vice President of Beijing Huaxia Bank, Guanghua Road Branch from July 2002 to May 2004 • Vice President of Beijing Guangda Bank, Guanghua Road Branch from June 2004 to September 2006 • General Manager of Beijing Nengju Trading Development Co., Ltd. from April 2006 to date • Bachelor’s degree in Accounting and a Master’s degree in Business Management both from Capital University of Economics and Business • Worked for 15 years in the banking and business industries 11 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Financial Highlights $5,805 $6,461 $2,990 $2,859 $3,171 $3,880 $1,898 $1,840 $1,689 $1,669 $867 $638 $0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 $7,000 FY2020 FY2021 1H2021 Unaudited 1H2022 Unaudited Revenues, Gross Profit & Net Income Revenues Gross Profit Net Income USD In Thousands 12 54.6% 60.1% 63.5% 64.4% 29.1% 25.8% 29.0% 22.3% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% 70.0% FY2020 FY2021 1H2021 Unaudited 1H2022 Unaudited Gross Margin & Net Margin Gross Margin Net Margin See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Note: Fiscal year end is December 31.

Financial Highlights 37.7% 31.8% 30.5% 13 40.7% 18.1% 2.4% 38.8% Revenue Breakdown FY2020 FY2021 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Note: Fiscal year end is December 31. Hardware CIS Software IT Services Tax Devices and Services 37.2% 30.5% 32.3% 28.0% 38.4% 33.6% 1H2021 Unaudited 1H2022 Unaudited

Business Strategies Leveraging our existing ACTCS client base to deepen our relationship with our ACTCS clients and expanding our service and hardware sales offerings. Broadening our geographic coverage with our online service platform to become a full - service platform with national coverage. In the next few years, we plan to complete our full - service platform and aim to transfer 85% of our clients onto the platfor m. 14 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Growth P lan Online Agent Accounting Platforms • Intended to reach national market coverage • Serves the same function as an accountant, but with lower cost for customers and no restriction on distance • Saves our maintenance cost, labor cost, and future variable costs • Expects to earn revenue of RMB100 million and market share of 15% - 20%, and gain 30,000 - 40,000 enterprise users Online IT Outsourcing Platforms • Provides full - service including accounting service and multiple IT outsourcing services • Reconstructs the business model: Enables enterprise users and engineers to register, help them sign contracts, customize and personalize their IT services, and provides them with flexible payment methods • Expects to earn revenue of RMB32.5 million and gain 65,000 enterprise users Development and Operation of New Service Area 15 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Growth P lan “WeChat Cloud Service Management System” • Transmuted our traditional offline service business into online services, resolving the shortcomings of traditional ACTCS service model • Integrates data received from different subsystems and platforms • Increase productivity and market competitiveness. • Began operation in October 2018 Expansion of Client Base Mergers & Acquisitions Further facilitate our expansion of both new business and client base 16 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Competitive Strengths Visionary Management Team Highly - Capable Employees • 3 full - time research and development professionals as of December 31, 2021 • Critical in resolving complex IT issues and advancing our IT service business • 71% of our employees held Bachelor’s degrees • 26% of our employees held Master’s degrees or Ph.D.’s degrees First Move r Advantage • One of the first businesses to enter the ACTCS business in the Xiamen metropolitan areas in 1996 • Years of accumulation of client base • Strong reputation amongst tax/finance professionals in the Xiamen metropolitan area Sophisticated and long - serving management team • Having led us through multiple business breakthroughs • Having served us for around 20 years • Significant experience in many influential engineering and IT projects in China Carefully Planned Referral Efforts • Strong referral base service • Better networking opportunities • Increased customer volume • Improved client satisfaction through frequent in - person shop visits near governmental tax agencies by our loyal customers and local tax officials 17 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 01 02 03 04 05 Sufficient Practical Experience Have a full understanding of tax control software and network equipment to provide customers with better tax invoicing management service

Use of Proceeds Use of N et P roceeds Research & D evelopment Approximately US$3,440,000 Recruit A dditional E mployees Approximately US$4,300,000 Enhance O ur I nformation T echnology S ystems Approximately US$6,010,000 General W orking C apital Approximately US$3,430,000 We plan to use the net proceeds we receive from this offering for the following purposes 18 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

Hitek Global Inc. Tianyu Xia Chief Financial Officer Email: xiaty@xmhitek.com Tel: +86 - 592 - 5395967 Address: Unit 304, No. 30 Guanri Road, Siming District, Xiamen City, Fujian Province, People’s Republic of China Issuer: R.F. Lafferty & Co., Inc. Email: info@rflafferty.com Tel: +1 - 212 - 2939090 Address: 40 Wall Street, 29 th Floor, New York, NY 10005 Underwriter: Pacific Century Securities, LLC Email: ecm @pcsecurities.us Tel: +1 - 212 - 9708868 Address: 60 - 20 Woodside Ave, STE 211, Queens, NY 11377 Underwriter: Contact